Exhibit 99.1

April 12, 2010

Re: ICON Cash Flow Partners L.P. Seven (“Fund Seven”) Liquidating Trust (the “Trust”)

Dear Investor:

As you know, the Trust’s only asset is an investment in North Sea (Connecticut) Limited Partnership (“North Sea”), which entitles the Trust to receive proceeds from the litigation with Rowan Companies, Inc. (“Rowan”) regarding the Rowan Halifax mobile offshore jack-up drilling rig, if and when received.

On March 7, 2007, the Texas State Court issued a final judgment and order that, among other things, ordered Rowan to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, of which the Trust's gross portion is approximately $26,000,000.  Later that year, Rowan appealed the Texas State Court's judgment to the Texas Court of Appeals. On March 31, 2009, by a two to one decision of the appellate panel, the Court of Appeals rendered its decision to reverse the Texas State Court’s decision.  On February 4, 2010, the Texas Court of Appeals denied North Sea’s motions for rehearing and reconsideration.  We and the other North Sea partners strongly disagree with the decision of the appellate panel and continue to believe our interpretation of the charter agreement with Rowan and the Texas State Court’s decision are both correct.  To that end, North Sea filed a petition to review the Court of Appeals decision in the Texas Supreme Court on March 22, 2010.

We and the other North Sea partners are working vigorously to have the Court of Appeals’ decision reconsidered and, if necessary, overturned as soon as practicable. While it is not possible at this stage to determine the likelihood of the outcome, we and the other North Sea partners believe that the Texas State Court’s decision is correct and we are working with the other North Sea partners to vigorously pursue our claims and defend the Court’s decision. Although the Court initially ruled in North Sea’s favor, the final outcome of any appeal is uncertain. The appeals process may span several more years, during which time the Trust expects to incur additional expenses and legal fees. If the Texas State Court’s decision is ultimately reversed on appeal, the matter could be remanded to the Texas State Court and could proceed to trial, which would further delay a resolution of the dispute. A trial would require the Trust and the other North Sea partners to devote significant resources, including substantial time and money, to the pursuit of North Sea’s claims. There is no certainty that a trial will result in a favorable verdict.  As we have previously disclosed to you, Fund Seven was adversely affected by several events, including the loss on two significantly leveraged investments and the tragic events of September 11, 2001. Accordingly, as of December 31, 2009, investors that joined the Fund at its outset on January 19, 1996 have only received $75.61 in cash distributions for every $100 invested. Our hope and expectation has been and continues to be that the Rowan litigation would help mitigate the impact of these adverse events on the Fund.  If the Rowan litigation is ultimately resolved in favor North Sea, the eventual total return for Fund Seven’s initial investors could be approximately 101% of their original capital invested.  However, as discussed herein, these estimates are subject to the final disposition of the Rowan litigation and, even if the estimated proceeds North Sea believes it is entitled to are received, later investors in Fund Seven are not likely to receive a return of all capital invested.

We will continue to update you on the status of the Rowan litigation as it progresses to a final resolution. Should you have any questions please call our Investor Relations Department at (800) 343-3736.

ICON Capital Corp.                                                                 150 Grossman Drive                                                            Braintree, MA 02184